Exhibit 5.1

OFFICE ADDRESS	18-20, rue Edward Steichen
L-2540 LUXEMBOURG

TELEPHONE	+352 4662 30

FAX	+352 466 234

INTERNET	loyensloeff.lu
To: Criteo
17, Boulevard F. W. Raiffeisen
L-2411 Luxembourg, Grand Duchy of Luxembourg

RE	Luxembourg law legal opinion - Post-effective amendment No. 1 to prior registration statements on Form S-8 of Criteo
DATE	July 29, 2026
1INTRODUCTION
We have acted as special counsel on certain matters of Luxembourg law to the Company in connection with the Conversion (as defined below) and the Company’s filing of a post-effective amendment to prior registration statements on Form S-8 with the U.S. Securities and Exchange Commission (the SEC) on July 29, 2026 under the Securities Act of 1933, as amended (the Post-Effective Amendment) relating to the registration by the Company of 7,000,000 shares, with a nominal value of EUR 0.025 each (the Plan Shares) which may be issued or delivered by the Company under the Plans (as defined below). The Plan Shares to be newly issued by the Company under the Plans are hereinafter referred to as the New Plan Shares, whereas the Plan Shares to be delivered by the Company under the Plans out of the shares held by the Company in treasury on the date of the present opinion letter, as recorded in the Register, are hereinafter referred to as the Treasury Shares
2DEFINITIONS
2.1Capitalised terms used but not (otherwise) defined herein are used as defined in the Schedules to this opinion letter.
2.2In this opinion letter:
Amended 2016 Stock Option Plan means the amended 2016 stock option plan adopted by the board of directors of the Company on 7 April 2016 as last amended on 9 April 2025 (including forms of stock option grant agreement and exercise notice).
Amended and Restated 2015 Time-Based Restricted Stock Units Plan means the amended and restated 2015 time-based restricted stock units plan adopted by the board of directors of the Company on 30 July 2015 as last amended on 28 April 2026 (including form of grant letter).
Amended and Restated 2015 Performance-Based Restricted Stock Units Plan means amended and restated 2015 performance-based restricted stock units plan adopted by the board of directors of the Company on 30 July 2015 as last amended on 28 April 2026 (including form of grant letter).
Awards means collectively the Stock Options, the Time-Based Restricted Stock Units and the Performance-Based Restricted Stock Units.
All services are provided by LOYENS LOEFF LUXEMBOURG SARL, a private limited liability company (socicto a responsabilitd limilee) having its registered office at 18-20, rue Edward Steichen, L-2540 Luxembourg. Luxembourg, registered with the Luxembourg Register of Commerce and Companies Luxembourg (Registre de Commerce et des Societes, Luxembourg) under number B 174 248 All its services are governed by its General Terms and Conditions, which include a limitation of liability, the applicability of Luxembourg law and the competence of the Luxembourg courts These General Terms and Conditions may be consulted via loyensloeff.lu

AMSTERDAM,	BRUSSELS,	LONDON,	LUXEMBOURG,	NEW YORK	PARIS.	ROTTERDAM.	ZURICH

BSA Agreements means the warrant agreements entered into between the Company and the relevant beneficiaries thereunder, substantially in accordance with the terms of the Summary of BSA Terms and Conditions, and substantially in the form of the Form of BSA Grant Agreement.
Company means Criteo, a public limited liability company (societe anonyme) organised and existing in accordance with Luxembourg law, with registered office at 17, Boulevard F.W. Raiffeisen, L-2411 Luxembourg, Grand Duchy of Luxembourg, in the process of being registered with the Luxembourg Trade and Companies Register (Registre du Commerce et des Societes).
Conversion means the cross-border conversion of the Company, from France to Luxembourg, as approved by the Luxembourg notary in the Constat Deed effective as of the date of this opinion letter, whereby the Company converted into a public limited liability company (society anonyme) governed by the laws of Luxembourg and transferred its registered office (siege statutaire) and central administration (administration centrale) to Luxembourg, while retaining its legal personality without being dissolved, wound up or placed into liquidation, in accordance with (i) Articles L. 236-31 to L. 236-45 and R. 236-20 to R. 236-34 of the French Commercial Code, except where those provisions conflict with Articles L. 236-50 to L.236-53, R. 236-39 and R. 236-40 of the French Commercial Code, (ii) Title X (Restructurings) of the Luxembourg Company Law, and in particular, Section 2 (European cross-border conversions) of Chapter VI (Cross-border conversions) and, by virtue of Article 1000 paragraph 3 ofthe Luxembourg Company Law, Section 1 (General regime for cross-border conversions) of Chapter VI (Cross-border conversions).
Insolvency Proceedings means bankruptcy (faillite), suspension of payments (sursis de paiements), insolvency, liquidation, dissolution, reorganisation, restructuring, any proceedings and measures under the Luxembourg law of August 7, 2023 on business preservation and modernization of bankruptcy law, administrative dissolution without liquidation procedure (procedure de dissolution administrative sans liquidation), the appointment of a temporary administrator (administrateur provisoire), and any similar Luxembourg or non-Luxembourg proceedings, regimes or officers relating to, or affecting, the rights of creditors generally.
Insolvency Regulation means the Regulation (EU) No 2015/848 on insolvency proceedings
Luxembourg means the Grand Duchy of Luxembourg.
Luxembourg Company Law means the Luxembourg law of August 10, 1915 on commercial companies, as amended.
Organizational Documents means the documents listed under paragraph 2 (Organizational Documents) of Schedule 1 (Reviewed Documents).
Performance-Based Restricted Stock Units means performance-based restricted stock units granted pursuant to the Amended and Restated 2015 Performance-Based Restricted Stock Units Plan.
Plans means collectively, the Amended 2016 Stock Option Plan, the Amended and Restated 2015 Time-Based Restricted Stock Units Plan, the Amended and Restated 2015 Performance-Based Restricted Stock Units Plan, and the BSA Agreements, and each individually, a Plan.
Reviewed Document means the document listed under paragraph 1 (Reviewed Document) of Schedule 1 (Reviewed Documents).
Stock Options means stock options granted pursuant to the Amended 2016 Stock Option Plan.
Time-Based Restricted Stock Units means time-based restricted stock units granted pursuant to the Amended and Restated 2015 Time-Based Restricted Stock Units Plan.
3SCOPE OF INQUIRY
3.1For the purpose of rendering this opinion letter, we have only examined and relied upon an electronically transmitted copy of (i) the executed Reviewed Document listed under paragraph 1 (Reviewed Document) of Schedule 1 (Reviewed Documents) (ii) and the documents listed under paragraph 2 (Organizational Documents) of Schedule 1 (Reviewed Documents).
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4NATURE OF OPINION
4.1This opinion letter speaks as of the date hereof. We only express an opinion on matters of Luxembourg law in force on the date of this opinion letter, excluding unpublished case law. We undertake no obligation to update it or to advise of any changes in such laws or case law, their construction or application.
4.2Except as expressly stated in this opinion letter, we do not express an opinion on public international law or on European law (save for rules implemented into Luxembourg law or directly applicable in Luxembourg) on regulatory and tax matters or as to the consequences thereof.
4.3Our opinion letter is strictly limited to the matters stated herein. We do not express any opinion on matters of fact, on the commercial and other non-legal aspects of the transactions contemplated by the Reviewed Document and on any representations, warranties or other information included in the Reviewed Document and any other document examined in connection with this opinion letter, except as expressly stated in this opinion letter.
4.4We express no opinion in respect of the validity and enforceability of the Reviewed Document.
4.5In this opinion letter, Luxembourg legal concepts are sometimes expressed in English terms and not in their original French or German terms. The concepts concerned may not be identical to the concepts described by the same English term as they exist under the laws of other jurisdictions. In addition, for the purpose of different areas of Luxembourg law, a term may have a different meaning than for the purpose of other areas of Luxembourg law. The meaning to be attributed to the concepts described by the English terms shall be the meaning to be attributed to the equivalent Luxembourg concepts under the relevant area of Luxembourg law.
4.6This opinion letter may only be relied upon under the express condition that any issue of interpretation or liability arising hereunder will be governed by Luxembourg law and be brought exclusively before the courts of the district of Luxembourg-City.
4.7This opinion letter is issued by LOYENS & LOEFF LUXEMBOURG SARL and may only be relied upon under the express condition that any liability of LOYENS & LOEFF LUXEMBOURG SARL is limited to the amount paid out under its professional liability insurance policies except to the extent such limitation is not enforceable under Luxembourg law. Only LOYENS & LOEFF LUXEMBOURG SARL can be held liable in connection with this opinion letter.
5OPINIONS
5.1The opinions expressed in this paragraph 5 (Opinions) should be read in conjunction with the assumptions set out in Schedule 2 (Assumptions) and the qualifications set out in Schedule 3 (Qualifications). On the basis of these assumptions and subject to these qualifications and any factual matters or information not disclosed to us in the course of our investigation, we are of the opinion that as of the time of effectiveness of the Conversion on the date of this opinion letter:
5.2The New Plan Shares, once subscribed, fully paid up and issued under the authorized share capital of the Company in accordance with the Articles, the Plans and the applicable law, will be validly issued, fully paid and non-assessable.
5.3The Treasury Shares have been validly issued, fully paid up and are non-assessable.
6CONSENT
6.1This opinion letter is an exhibit to the Post-Effective Amendment and may be relied upon solely for the purpose of the registration of the Post-Effective Amendment in accordancewith the Securities Act. It may not be supplied, and its contents may not be disclosed, to any person other than as an exhibit to (and therefore together with) the Post-Effective Amendment and may not be relied upon for any purpose other than the registration with the SEC.
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6.2We consent to the filing of this opinion with the SEC as exhibit to the Post-Effective Amendment. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.
Yours faithfully,
/s/ LOYENS & LOEFF LUXEMBOURG SARL
LOYENS & LOEFF LUXEMBOURG SARL

1	Acting as representative (mandataire) of LOYENS & LOEFF LUXEMBOURG SARL.
2	Acting as representative (mandataire) of LOYENS & LOEFF LUXEMBOURG SARL.
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Schedule 1
REVIEWED DOCUMENTS
1REVIEWED DOCUMENT
1.1The Post-Effective Amendment, excluding any exhibits and annexes attached thereto, save for the exhibits corresponding to the Plans:
–Exhibit 99.1 (Amended 2016 Stock Option Plan);
–Exhibit 99.2 (Amended and Restated 2015 Time-Based Restricted Stock Units Plan);
–Exhibit 99.3 (Amended and Restated 2015 Performance-Based Restricted Stock Units Plan);
–Exhibit 99.4 (Summary of BSA Terms and Conditions) (the Summary of BSA Terms and Conditions); and
–Exhibit 99.5 (Form of BSA Grant Document (English Translation)) (Form of BSA Grant Agreement).
2ORGANIZATIONAL DOCUMENTS
2.1The acknowledgement (.constat) deed enacted on July 29, 2026 by Maitre Dirk Leermakers, notary residing in Clervaux, Luxembourg, acknowledging, approving, and confirming the effectiveness of, the Conversion as of the date of the acknowledgement (constat) deed, in the process of being published in the Recueil Electronique des Societes et Associations (the Constat Deed).
2.2The articles of association of the Company effective as of the time of effectiveness of the Conversion, as confirmed and notarised in the Constat Deed (the Articles).
2.3The shares' register of the Company as of the time of effectiveness of the Conversion (the Register).
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Schedule 2
ASSUMPTIONS
The opinions in this opinion letter are subject to the following assumptions:
1DOCUMENTS
1.1All original documents are authentic, all signatures (whether handwritten or electronic) are genuine and were inserted or agreed to be inserted by the relevant individual, and all copies conform to the originals.
1.2Each of the documents is true, complete, up-to-date and has not been rescinded.
1.3There are no other resolutions, decisions, agreements or undertakings and no other arrangements (whether legally binding or not) which renders any of the documents or information reviewed or provided to us inaccurate, incomplete or misleading and the documents reviewed accurately record the whole of the terms agreed between the parties thereto relevant to this opinion letter.
1.4Each Plan constitutes legal, valid and binding obligation on the Company under the applicable laws.
1.5The corporate bodies of the Company have approved the terms of the Plans pursuant to which the New Plan Shares will be issued in accordance with the articles of association of the Company in force at the time of such approval and the applicable laws of France.
1.6The information recorded in the Register is true, accurate and complete on the date of this opinion letter and at the time of the effectiveness of the Conversion.
1.7The information contained and the statements made in the Reviewed Document are true, accurate and complete on the date of this opinion letter.
2CONVERSION, EXISTENCE, REGISTERED OFFICE
2.1The Constat Deed correctly records the Conversion as instructed by the Delegate of the Company’s board of directors (as defined in the Constat Deed) and the information recorded in the Constat Deed is true, accurate and complete on the date of this opinion letter and at the time of the effectiveness of the Conversion.
2.2The Company has validly completed the Conversion which has been duly effected in accordance with the applicable laws and organizational documents of the Company.
3ISSUANCE OF AWARDS, SHARES, SUBSCRIPTION
3.1The New Plan Shares issuable by the Company upon effectiveness of the Conversion in accordance with the Plans (or any stock option award agreements or grant letters executed thereunder) shall be, as applicable, (i) issued as free shares under the Articles and shall be paid up by way of incorporation of available reserves of the Company into the share capital in the amount at least equal to the nominal value of the New Plan Shares as stated in the Articles or (ii) fully paid at the time of subscription and the Company shall receive payment in cash of the applicable subscription price in accordance with the respective Plan, stock option award agreements or grant letters.
3.2The Company shall have sufficient distributable reserves to issue any free shares under the Plans in accordance with the Articles and the applicable Luxembourg law.
3.3The Company shall have and, to the extent necessary, reserve sufficient authorized share capital and/or Treasury Shares to satisfy its obligations under the Plans.
3.4The Company's authorized share capital is valid and in full force and effect as at the date of this opinion letter, and no amendments have been or will be made thereto which would adversely affect the issue of any New Plan Shares and the conclusions stated in this opinion letter.
3.5The board of directors of the Company or its duly authorised delegates shall duly pass valid resolutions for the issuance of any New Plan Shares in accordance with the Articles, the terms of the Plans and the
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applicable law, and such resolutions, and the related amendment of the Articles to reflect the increase of the share capital of the Company by the issue of New Plan Shares, shall be duly recorded in an acknowledgement (constat) deed enacted by a Luxembourg notary.
3.6Any Treasury Shares issued prior to the effectiveness of the Conversion (i) were fully paid up and the Company received the applicable subscription price payable to the Company in accordance with the articles of association of the Company in force at the time of such issuance and the applicable laws of France (ii) are non-assessable and (iii) validly issued in accordance with the applicable laws of France.
3.7Any Treasury Shares acquired prior to the effectiveness of the Conversion, have been validly acquired in full compliance with the applicable laws of France.
3.8Each BSA Agreement is made substantially in accordance with the terms of the Summary of BSA Terms and Conditions and is entered into substantially in the form of the Form of BSA Grant Agreement.
4MISCELLANEOUS
4.1No proceedings have been instituted or injunction granted against the Company to restrain it from performing any of its obligations under the Plans or to issue or deliver the Plan Shares.
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Schedule 3
QUALIFICATIONS
The opinions in this opinion letter are subject to the following qualifications:
1.1This opinion letter is subject to all limitations resulting from the application of Luxembourg public policy rules, overriding statutes and mandatory laws as well as to all limitations by reasons of Insolvency Proceedings, fraudulent conveyance (actio Pauliana) and other laws of general application now or hereafter in effect, relating to or affecting the enforcement or protection of creditors’ rights.
1.2The term “non-assessable” as used in this opinion letter means that a holder of a share in the Company will not by mere reason of being such a holder be subject to calls by the Company or its creditors for any further payment on such share.
1.3The fact that the Constat Deed has not yet been published on the date of this opinion letter with the Electronic Register of Companies and Associations (Recueil Electronique des Societes et Associations) and as a result no excerpt can be issued by the Luxembourg Trade and Companies Register (Registre de Commerce et des Societds de Luxembourg), does not affect the existence, legal personality and capacity of the Company (save for the capacity to sue).
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